QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.2

[STOEL RIVES LLP LETTERHEAD]

August 18, 2005

InterDent Service Corporation
InterDent, Inc.
222 N. Sepulveda Boulevard, Suite 740
El Segundo, California 90245

Morrison & Foerster LLP
555 West Fifth Street
Los Angeles, California 90013-1024

Re:
$80,000,000 10 3/4% Senior Secured Notes Due 2011; Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special Washington counsel for InterDent Service Corporation, a Washington corporation (the "Issuer"), solely for the purpose of rendering this opinion in connection with a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of up to an aggregate of $80,000,000 principal amount of 10 3/4% Senior Secured Notes due 2011 (the "New Notes"), which are to be guaranteed pursuant to guarantees issued by InterDent, Inc., a Delaware corporation (the "Guarantor"). The New Notes will be offered in an exchange offer (the "Exchange Offer") for like principal amounts of the Issuer's outstanding 10 3/4% Senior Secured Notes due 2011 (the "Old Notes"), pursuant to the Registration Rights Agreement, dated as of December 15, 2004 (the "Registration Rights Agreement"), by and among IDI Acquisition Corp. ("IDI"), the Issuer, the Guarantor and Jefferies & Company.

        The New Notes will be issued pursuant to the terms and conditions of, and in the form set forth in, an indenture (the "Indenture"), dated as of December 15, 2004, by and among the Issuer, IDI, the Guarantor, and Wells Fargo Bank, National Association, as trustee (the "Trustee"), the form of which is filed as an exhibit to the Registration Statement. The New Notes, the Indenture and the Registration Rights Agreement are collectively referred to hereinafter as the "Documents."

        This opinion is being delivered at the request of the Issuer in order to facilitate the issuance of certain legal opinions required in connection with the Registration Statement by Morrison & Forester LLP. We have not participated in the preparation of the Registration Statement or the Documents.

        In connection with this opinion, we have examined originals or copies of the Documents. In addition, we have examined such corporate records, documents, instruments, certificates of public officials and of the Issuer and Guarantor, made such inquiries of officials of the Issuer and Guarantor, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

        In connection with this opinion, we have assumed the genuineness of all signatures (and, as to signatures of natural persons, the legal capacity of such person), the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies. We have also assumed that the Trustee is qualified to act as a trustee in the State of Washington.

        This opinion is limited to matters expressly stated herein and no opinion is to be inferred or may be implied beyond such matters. Without limiting the generality of the foregoing, we specifically exclude the following items:

          (i)    we express no opinion with respect to the enforceability of any of the Documents, or any of the provisions thereof;

          (ii)   we express no opinion regarding the accuracy of any factual representations in the Registration Statement or in any of the Documents, any person's ability to perform any obligations under the foregoing, or the financial condition of the Issuer; and

          (iii)  we express no opinion with respect to the compliance of any party with applicable securities laws or Blue Sky laws or the effect of noncompliance therewith.

        Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that:

          1.     The Issuer is a corporation validly existing under the laws of the State of Washington, and has the requisite corporate power and corporate authority to issue, deliver and perform its obligations under the New Notes.

          2.     The issuance and delivery by the Issuer of the New Notes has been duly authorized by all necessary corporate action on the part of the Issuer.

          3.     The issuance and delivery by the Issuer of the New Notes, and the performance of its obligations thereunder, do not violate the Issuer's articles of incorporation or bylaws or the laws of the State of Washington.

        This opinion is limited in all respects to the laws of the State of Washington applicable to general business corporations, as now in effect. No opinion is expressed as to any matter that may be governed by the laws of any other jurisdiction, including but not limited to the federal laws of the United States.

        This opinion is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date hereof even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in such Registration Statement.

                      Respectfully submitted,

                      /s/ Stoel Rives LLP

                      STOEL RIVES LLP

QuickLinks

  Exhibit 5.2